EXHIBIT 99.1

FreightCar America, Inc. Reports Fourth Quarter and Full Year 2017 Results

Company outlines ‘Back to Basics’ operational excellence program and announces that it will assume full control of manufacturing at the state-of-the-art Shoals facility

CHICAGO, Feb. 26, 2018 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ:RAIL) today reported results for the fourth quarter ended December 31, 2017.

Financial Highlights

  Fourth quarter revenue of $79.2 million on deliveries of 977 units
  Fourth quarter net loss of $11.1 million, or $0.90 per diluted share, inclusive of a $2.5 million, or $0.20 per diluted share, tax expense as a result of the Tax Cuts and Jobs Act
  Total cash, cash equivalents, marketable securities and restricted cash increased by $37.7 million to $136.4 million at December 31, 2017
  Year-end backlog totaling 2,392 railcars at an aggregate value of approximately $181 million
  Full-year 2018 delivery outlook forecasted to range between 3,500 and 4,300 railcars
  Exiting long-term agreement with Navistar at Shoals facility through the purchase of Navistar’s interest; Will become primary tenant and take control of full manufacturing process at Shoals facility
  ‘Back to Basics’ operational improvement strategy expected to deliver direct cost of goods sold savings of between $3,000 and $4,000 per railcar, excluding commodity price movements, by the end of 2018

“During the fourth quarter, we continued to see a number of challenges associated with the lower demand environment and inefficiencies across our manufacturing operations, which hampered our quarterly results,” said Jim Meyer, President and Chief Executive Officer. “While 2017 top-line results and deliveries were down year-over-year, our team prudently managed and reduced general and administrative costs, prioritized cash flows and maintained our financial strength, all of which remain critical as we continue to turn around our business. While we do not expect these challenging market conditions to improve in the short term, our focus remains resolute in putting legacy issues behind us, while our markets are still in a cyclical downturn. Our goal and focus now are to achieve operational excellence in every aspect of how we run our business.”

Meyer continued, “I’ve spent several months getting to know many of our customers and discussing their needs. I am very encouraged that they want more supply chain choices and want FreightCar America to be part of their solutions. Our products and customer-centric focus are highly valued by our customers. At the same time, we recognize that delivering maximum value to our customers requires a lean, best-in-class operational foundation.”

Meyer concluded, “Therefore, we began executing our ‘Back to Basics’ program, which is designed to transform our operational and manufacturing platforms. There are three main components to this program: (1) simplifying our business structure; (2) developing, training and retaining the right talent across our organization; and (3) implementing best-in-class processes across the business. Collectively, these initiatives will help us to address a number of foundational impediments to our success, lower our cost structure and significantly improve our productivity. While these initiatives will take time to implement, we expect that we can start to take meaningful near-term costs out of the business and are forecasting lowering our direct cost of goods sold by $3,000 to $4,000 per railcar delivered on a run rate basis by the end of 2018.”

Fourth Quarter Results

  Consolidated revenues were $79.2 million in the fourth quarter of 2017 compared to $135.5 million in the same quarter of 2016.

  The Company delivered 977 railcars in the fourth quarter of 2017, which included 855 new railcars, 47 rebuilt railcars and 75 leased railcars. This compares to 1,364 railcars delivered in the fourth quarter of 2016, which included 1,137 new railcars and 227 rebuilt railcars.

  The Company had a diversified backlog totaling 2,392 railcars at December 31, 2017, valued at approximately $181 million. Based upon current backlog and inquiry levels, the Company expects to deliver between 3,500 and 4,300 railcars in 2018.

  Consolidated operating loss for the fourth quarter of 2017 was $13.3 million compared to $3.1 million for the fourth quarter of 2016.

  Adjusted operating loss, which excluded a $1.5 million provision for a contingent liability, was $11.9 million for the fourth quarter of 2017 compared to adjusted operating loss of $2.4 million, which excluded the effect of $0.7 million of restructuring and impairment charges related to the Company’s cost reduction plan, for the fourth quarter of 2016. Adjusted operating (loss) income is a non-GAAP financial measure. A reconciliation of adjusted operating (loss) income to operating (loss) income, the most directly comparable GAAP measure, is provided in the attached supplemental disclosure.

  The income tax benefit of $2.0 million recorded in the fourth quarter of 2017 included a $2.5 million tax expense related to a remeasurement of deferred tax assets as a result of the Tax Cuts and Jobs Act.

  Net loss in the fourth quarter of 2017 was $11.1 million, or $0.90 per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share, in the fourth quarter of 2016.

  Cash, cash equivalents, marketable securities, restricted cash and restricted certificates of deposit were $136.4 million as of December 31, 2017. The $37.7 million increase from December 31, 2016 was primarily attributable to reductions in working capital and the receipt of an $11.9 million income tax refund partially offset by the 2017 net loss.

Full Year 2017 Results

  Consolidated revenues for the fiscal year ended December 31, 2017 were $409.5 million compared to $523.7 million for the fiscal year ended December 31, 2016.

  The Company delivered 4,427 railcars in 2017, which included 4,305 new railcars, 47 rebuilt railcars and 75 leased railcars. This compares to 5,559 railcars delivered in 2016, which included 5,332 new railcars and 227 rebuilt railcars.

  Consolidated operating loss for 2017 was $31.8 million compared to consolidated operating income of $15.8 million in 2016. Adjusted operating loss, which excluded restructuring and impairment charges, contingency charges related to patent litigation and CEO transition costs, was $24.1 million in 2017. This compared to adjusted operating income of $3.8 million in 2016, which excluded restructuring and impairment charges and the gain on settlement of the retiree benefit plan obligation.

  The income tax benefit of $8.8 million in 2017 included a $2.5 million tax expense related to a remeasurement of deferred tax assets as a result of the Tax Cuts and Jobs Act.

  Net loss in 2017 was $22.6 million, or $1.82 per diluted share, compared to net income of $12.3 million, or $1.00 per diluted share, in 2016.

Fourth Quarter 2017 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Tuesday, February 27, 2018 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter 2017 financial results. To participate in the conference call, please dial (800) 230-1093, Confirmation Number 444979.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 444979

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on February 27, 2018 until 11:59 p.m. (Eastern Daylight Time) on March 27, 2018.  To access the replay, please dial (800) 475-6701.  The replay pass code is 444979.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America, Inc.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the acquisition not being completed if certain closing conditions are not met, the facility not meeting internal assumptions or expectations, and the assumption of unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2017	2016
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$87,788	$92,750
Restricted cash and restricted certificates of deposit	5,720	5,970
Marketable securities	42,917	—
Accounts receivable, net	7,581	25,207
Inventories, net	45,292	97,904
Income taxes receivable	815	13,283
Other current assets	9,834	6,056
Total current assets	199,947	241,170

Property, plant and equipment, net	38,253	46,347
Railcars available for lease, net	23,434	24,018
Goodwill	21,521	21,521
Deferred income taxes, net	9,446	4,221
Other long-term assets	3,303	1,978
Total assets	$295,904	$339,255

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$23,329	$34,536
Accrued payroll and other employee costs	1,809	3,117
Reserve for workers’ compensation	3,394	4,444
Accrued warranty	8,062	8,324
Deferred income state and local incentives, current	2,219	2,219
Other current liabilities	1,504	1,495
Total current liabilities	40,317	54,135
Accrued pension costs	5,763	6,821
Accrued postretirement benefits, less current portion	5,556	5,769
Deferred income state and local incentives, long-term	9,161	11,380
Accrued taxes and other long-term liabilities	3,375	4,236
Total liabilities	64,172	82,341

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	90,347	92,025
Treasury stock, at cost	(12,555)	(14,583)
Accumulated other comprehensive loss	(7,567)	(8,163)
Retained earnings	161,380	187,508
Total stockholders’ equity	231,732	256,914
Total liabilities and stockholders’ equity	$295,904	$339,255

FreightCar America, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

	(In thousands, except for share and per share data)

Revenues	$79,241	$135,523	$409,474	$523,731
Cost of sales	83,290	128,797	406,143	483,552
Gross (loss) profit	(4,049)	6,726	3,331	40,179
Selling, general and administrative expenses	9,282	9,090	32,911	36,376
Gain on settlement of postretirement benefit obligation, net of plaintiffs’ attorneys’ fees	—	—	—	(14,306)
Restructuring and impairment charges	7	730	2,212	2,261
Operating (loss) income	(13,338)	(3,094)	(31,792)	15,848
Interest expense and deferred financing costs	(64)	(56)	(163)	(171)
Other income	217	16	548	111
(Loss) income before income taxes	(13,185)	(3,134)	(31,407)	15,788
Income tax (benefit) provision	(2,047)	(3,208)	(8,845)	3,464
Net (loss) income	$(11,138)	$74	$(22,562)	$12,324

Net (loss) income per common share – basic	$(0.90)	$0.01	$(1.82)	$1.00

Net (loss) income per common share – diluted	$(0.90)	$0.01	$(1.82)	$1.00

Weighted average common shares outstanding -
basic	12,294,597	12,268,072	12,285,566	12,262,275

Weighted average common shares outstanding -
diluted	12,294,597	12,268,072	12,285,566	12,262,275

Dividends declared per common share	$0.00	$0.09	$0.27	$0.36

FreightCar America, Inc.
Segment Data
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In thousands)
Revenues:
Manufacturing	$76,832	$133,805	$400,481	$516,063
Corporate and other	2,409	1,718	8,993	7,668
Consolidated revenues	$79,241	$135,523	$409,474	$523,731

Operating (Loss) Income:
Manufacturing	$(6,547)	$3,833	$(6,998)	$29,012
Corporate and other (1)(2)(3)	(6,791)	(6,927)	(24,794)	(13,164)
Consolidated operating (loss) income	$(13,338)	$(3,094)	$(31,792)	$15,848

(1) Results for the three and twelve months ended December 31, 2017 included restructuring and impairment charges of $7 and $2,212, respectively.
(2) Results for the twelve months ended December 31, 2016 included a $14,306 gain on settlement of a postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees.
(3) Results for the three and twelve months ended December 31, 2016 included restructuring and impairment charges of $730 and $2,261, respectively.

FreightCar America, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December 31,
	2017	2016
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(22,562)	$12,324
Adjustments to reconcile net (loss) income to net cash flows provided by (used in) operating activities:
Depreciation and amortization	9,366	9,736
Recognition of deferred income from state and local incentives	(2,219)	(2,129)
Gain on settlement of postretirement benefit plan obligation	—	(15,606)
Deferred income taxes	(6,424)	22,723
Stock-based compensation expense recognized	1,162	1,149
Other non-cash items	1,957	1,800
Changes in operating assets and liabilities:
Accounts receivable	16,216	15,911
Inventories	50,639	17,056
Other assets	(3,248)	2,992
Accounts and contractual payables	(11,170)	260
Accrued payroll and employee benefits	(1,305)	(5,589)
Income taxes receivable/payable	9,623	(12,746)
Accrued warranty	(262)	(915)
Other liabilities	(754)	(8,690)
Payment for settlement of postretirement benefit plan obligation	—	(31,616)
Accrued pension costs and accrued postretirement benefits	(678)	(6,445)
Net cash flows provided by operating activities	40,341	215

Cash flows from investing activities
Purchase of restricted certificates of deposit	(10,492)	(6,370)
Maturity of restricted certificates of deposit	10,742	7,296
Purchase of securities held to maturity	(85,821)	—
Proceeds from maturity of securities	43,080	27,001
Proceeds from sale of property, plant and equipment and railcars available for lease	119	2
Purchases of property, plant and equipment	(967)	(13,846)
State and local incentives received	1,410	—
Net cash flows (used in) provided by investing activities	(41,929)	14,083

Cash flows from financing activities

Employee stock settlement	(23)	(78)
Deferred financing costs	—	(83)
Cash dividends paid to stockholders	(3,351)	(4,455)
Net cash flows used in financing activities	(3,374)	(4,616)

Net (decrease) increase in cash and cash equivalents	(4,962)	9,682
Cash and cash equivalents at beginning of period	92,750	83,068
Cash and cash equivalents at end of period	$87,788	$92,750

FreightCar America, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)

Adjusted operating (loss) income represents the Company’s operating (loss) income adjusted to exclude the effects of the following:

  For the fourth quarter of 2017, $7 thousand of restructuring and impairment charges related to the Company’s cost reduction plan and $1.5 million related to a contingent liability;
  For the fourth quarter of 2016, $0.7 million of restructuring and impairment charges related to the Company’s cost reduction plan;
  For the third quarter of 2017, $0.1 million of restructuring and impairment charges related to the Company’s cost reduction plan, charges of $2.9 million related to a contingent liability and $1.2 million in severance and other costs associated with the change in our chief executive officer;
  For the full year of 2017, $2.2 million of restructuring and impairment charges related to the Company’s cost reduction plan, charges of $4.3 million related to a contingent liability and $1.2 million in severance and other costs associated with the change in our chief executive officer; and
  For the full year of 2016, $2.3 million of restructuring and impairment charges related to the Company’s cost reduction plan and a $14.3 million pre-tax gain on settlement of the retiree benefits litigation.

The Company believes that adjusted operating (loss) income is useful to investors because it allows investors to more effectively compare the Company’s financial results prior to and after the impact of the items described above. Adjusted operating (loss) income is not a financial measure presented in accordance with GAAP.

In addition, the presentation of this non-GAAP measure is intended to enhance the usefulness of the financial information by providing a measure that the Company’s management uses internally to evaluate the Company’s baseline performance. Accordingly, when analyzing our operating performance, investors should not consider adjusted operating (loss) income in isolation or as a substitute for operating (loss) income in accordance with GAAP. Our calculation of this non-GAAP measure is not necessarily comparable to that of other similarly titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to operating (loss) income, the most directly comparable GAAP measure, follows:

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2017	2016	2017	2017	2016

	(In thousands)

Operating (loss) income, as reported	$(13,338)	$(3,094)	$(18,612)	$(31,792)	$15,848
Add: Restructuring and impairment charges	7	730	59	2,212	2,261
Add: Contingency charge	1,450	-	2,850	4,300	-
Add: CEO transition costs	-	-	1,185	1,185	-
Less: Gain on settlement of retiree benefit plan obligations, net of plaintiffs’ attorneys fees	-	-	-	-	(14,306)
Adjusted operating (loss) income	$(11,881)	$(2,364)	$(14,518)	$(24,095)	$3,803

INVESTOR & MEDIA CONTACT	Matthew S. Kohnke
TELEPHONE	(800) 458-2235